Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jim Mazzola

jim.mazzola@tptherapeutics.com

858-342-8272

TURNING POINT THERAPEUTICS REPORTS FOURTH-QUARTER, FULL- YEAR 2019 FINANCIAL AND OPERATIONAL RESULTS

•	Registrational Phase 2 TRIDENT-1 Study Continues Site Activation and Patient Enrollment

•

Preclinical Data Highlighting Repotrectinib Combinations and Additional Data for TPX-0131 to be Presented in Second Quarter, Given Rescheduling of American Association for Cancer Research (AACR) Annual Meeting

•	Three Additional Clinical Trials Advancing: TPX-0022 Phase 1, TPX-0046 Phase 1/2, and Repotrectinib Phase 1/2 Study in Pediatric Patients

•	Siegfried Reich, Ph.D. Hired as Executive Vice President, Chief Scientific Officer

•	Cash, Cash Equivalents, and Marketable Securities of $409 Million Expected to Fund Current Operations Beyond 2021

SAN DIEGO, Mar. 16, 2020 – Turning Point Therapeutics, Inc. (NASDAQ: TPTX), a precision oncology company developing next-generation therapies that target genetic drivers of cancer, today reported financial and operational highlights for the fourth quarter and year-ended Dec. 31, 2019.

“I am very pleased with all we accomplished in 2019, and in 2020 we are focused on clinical trial and pipeline advancement,” said Athena Countouriotis, M.D., president and chief executive officer. “As we advance our clinical programs with site activations and patient enrollment across our three clinical stage assets, we remain pleased with our progress but are in close contact with our CROs and sites as we navigate and assess the impact of COVID-19 on our studies and current timelines.”

Fourth quarter 2019 and recent highlights include:

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Ongoing site activations and enrollment in the Phase 2 registrational portion of the TRIDENT-1 study of repotrectinib. The study is planned at approximately 100 global sites with enrollment of approximately 320 ROS1-positive advanced non-small cell lung cancer (NSCLC) and NTRK-positive advanced solid tumor patients. Approximately 40 percent of planned sites are now active.

•

Fast Track designation granted by the U.S. Food and Drug Administration for the treatment of ROS1-positive advanced NSCLC patients who have been previously treated with one prior line of platinum-based chemotherapy and one prior line of a ROS1 tyrosine kinase inhibitor (TKI). There are currently no approved targeted therapies for TKI-pretreated ROS1-positive NSCLC patients.

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Ongoing progress in the Phase 1 study of TPX-0022, Turning Point’s MET/CSF1R/SRC inhibitor; and Phase 1/2 study of TPX-0046, Turning Point’s RET/SRC inhibitor trial. Both studies have now enrolled both TKI-naïve and pretreated patients. For TPX-0046, the company previously announced that enrollment had also included RET-positive patients with solvent-front mutations previously treated with other investigational RET inhibitors.

•

Nomination of TPX-0131, a next-generation ALK inhibitor candidate. TPX-0131 has been designed with a compact macrocyclic structure and in preclinical studies has been shown to potently inhibit wildtype ALK and numerous ALK mutations, in particular the clinically observed G1202R solvent-front mutation and G1202R/L1196M compound mutation.

•

Acceptance of three abstracts for presentation at the AACR Annual Meeting, including preclinical repotrectinib combination data and preclinical data for TPX-0131. In light of the postponement of AACR’s Annual Meeting, these data are planned for presentation by the company in the second quarter.

•

Naming Siegfried Reich, Ph.D. as executive vice president and chief scientific officer. Dr. Reich has over 25 years of pharmaceutical and biotech experience developing more than 20 drug candidates, including the approved drugs Viracept® for HIV and the tyrosine kinase inhibitor Inlyta® for the treatment of kidney cancer.

Fourth Quarter Financial Update

Operating expenses for the fourth quarter were $23.1 million compared to $9.5 million for the fourth quarter of 2018 and $22.1 million for the third quarter of 2019. The $13.6 million year-over-year increase was primarily due to increased development spend for repotrectinib, TPX-0022 and TPX-0046 as well as personnel expenses that included $4.2 million in non-cash stock-based compensation. Fourth-quarter net cash used in operating activities totaled $14.1 million.

For the year, operating expenses totaled $77.7 million compared to $25.6 million during 2018. The $52.1 million increase was driven by development expenses for repotrectinib, TPX-0022 and TPX-0046 and personnel expenses that included $12.7 million in non-cash stock-based compensation. Net cash used in operating activities was $57.8 million.

Cash, cash equivalents and marketable securities at Dec. 31, 2019 totaled $409.2 million, a decrease of $14.4 million from Sept. 30, 2019. The company continues to project its cash position funds current operations beyond 2021.

Upcoming Milestones

Key milestones anticipated through 2020 include:

•	Presenting preclinical repotrectinib combination data and preclinical data for TPX-0131 in the second quarter.

•	Early interim data from initial patients in some of the registrational cohorts of the repotrectinib TRIDENT-1 Phase 2 study during the second half of the year.

•	Early interim data from initial patients treated with TPX-0022 during the second half of the year.

•	Submitting the IND for TPX-0131 by early 2021.

Webcast and Conference Call

Turning Point Therapeutics will not host a Quarterly Update conference call this quarter. The company has posted an updated investor presentation on the “Investors” section of tptherapeutics.com.

About Turning Point Therapeutics Inc.

Turning Point Therapeutics is a clinical-stage precision oncology company with a pipeline of internally discovered investigational drugs designed to address key limitations of existing cancer therapies. The company’s lead drug candidate, repotrectinib, is a next-generation kinase inhibitor targeting the ROS1 and TRK oncogenic drivers of non-small cell lung cancer and advanced solid tumors. Repotrectinib, which is currently being studied in a registrational Phase 2 study in adults and a Phase 1/2 study in pediatric patients, has shown antitumor activity and durable responses among kinase inhibitor treatment-naïve and pre-treated patients. The company’s pipeline of drug candidates also includes TPX-0022, targeting MET, CSF1R and SRC, which is currently being studied in a Phase 1 trial of patients with advanced or metastatic solid tumors harboring genetic alterations in MET; TPX-0046, targeting RET and SRC, which is currently being studied in a Phase 1/2 trial of patients with advanced or metastatic solid tumors harboring genetic alterations in RET; and TPX-0131, a next-generation ALK inhibitor entering IND-enabling studies. Turning Point’s next-generation kinase inhibitors are designed to bind to their targets with greater precision and affinity than existing therapies, with a novel, compact structure that has demonstrated an ability to potentially overcome treatment resistance common with other kinase inhibitors. The company is driven to develop therapies that mark a turning point for patients in their cancer treatment. For more information, visit www.tptherapeutics.com.

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Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and therapeutic potential of Turning Point Therapeutics’ drug candidates, repotrectinib, TPX-0022, TPX-0046 and TPX-0131, the results, conduct, progress and timing of Turning Point Therapeutics’ development programs and clinical trials including the Phase 2 TRIDENT-1 clinical study, the Phase 1/2 pediatric clinical study of repotrectinib, the Phase 1 clinical study of TPX-0022 and the Phase 1/2 clinical study of TPX-0046, plans regarding future clinical trials and regulatory submissions, the regulatory approval path for repotrectinib, and the strength of Turning Point Therapeutics’ balance sheet and the adequacy of cash on hand. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “plans”, “will”, “believes,” “anticipates,” “expects,” “intends,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Turning Point Therapeutics’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with Turning Point Therapeutics’ business in general, and the other risks described in Turning Point Therapeutics’ filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Turning Point Therapeutics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

TURNING POINT THERAPEUTICS, INC.

Balance Sheet Data
(In thousands) (unaudited)

	December 31,
	2019	2018
Balance Sheet Data:
Cash, cash equivalents, and marketable securities	$409,151	$101,029
Working capital	400,915	96,201
Total assets	422,202	103,280
Convertible preferred stock	–	145,916
Accumulated deficit	(122,884)	(50,753)
Total stockholders' equity (deficit)	404,351	(48,406)

TURNING POINT THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Operating expenses:
Research and development	$17,141	$7,221	$57,943	$21,062
General and administrative	5,924	2,258	19,781	4,578
Total operating expenses	23,065	9,479	77,724	25,640
Loss from operations	(23,065)	(9,479)	(77,724)	(25,640)
Other income, net	2,106	461	5,593	855
Net loss	(20,959)	(9,018)	(72,131)	(24,785)
Unrealized gain / (loss) on marketable securities, net of tax	(50)	-	271	-
Comprehensive loss	$(21,009)	$(9,018)	$(71,860)	$(24,785)
Net loss per share, basic and diluted	$(0.58)	$(2.64)	$(2.99)	$(7.31)
Weighted-average common shares outstanding, basic and diluted	35,851,252	3,409,874	24,124,924	3,388,586